EXHIBIT 10.1

THIRD AMENDMENT TO THE 2007 AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This Third Amendment to the 2007 Employment Agreement (the “Agreement”), is made as of December 4, 2007, effective as of March 1, 2007 by and between LTC PROPERTIES, INC., a corporation organized under the laws of the State of Maryland (“LTC” or the “Company”), and WENDY SIMPSON (“Executive”) and amends and restates the 2007 Amended and Restated Employment Agreement between LTC and Executive, dated as of February 6, 2007 (“Prior Employment Agreement”).

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       Effective Date, Appointment, Title and Duties.   The effective date of this Agreement is March 1, 2007 (“Effective Date”). As of the Effective Date, LTC employs Executive to serve as its Chief Executive Officer. In such capacity, Executive shall report to the Board of Directors of the Company, and shall have such duties, powers and responsibilities as are customarily assigned to a Chief Executive Officer of a publicly held corporation, but shall also be responsible to the Board of Directors and to any committee thereof. In addition, Executive shall have such other duties and responsibilities as the Board of Directors may reasonably assign her, with her consent, including serving with the consent or at the request of the Board of Directors as an officer or on the board of directors of affiliated corporations, provided that such duties are commensurate with and customary for a senior executive officer bearing Executive’s experience, qualifications, title and position.

2.                                       Term of Agreement.   The term of this Agreement shall commence as of the Effective Date and shall extend such that at each and every moment of time hereafter the remaining term shall be three years.

3.                                       Acceptance of Position.   Executive accepts the position of Chief Executive Officer, and agrees that during the term of this Agreement she will faithfully perform her duties and, except as expressly approved by the Board of Directors of LTC, will devote substantially all of her business time to the business and affairs of LTC, and will not engage, for her own account or for the account of any other person or entity, in a business which competes with LTC. It is acknowledged and agreed that Executive may serve as an officer and/or director of companies in which LTC owns voting or non-voting stock. In addition, it is acknowledged and agreed that Executive may, from time to time, serve as a member of the board of directors of other companies, in which event the Board of Directors of LTC must expressly approve such service pursuant to a Board resolution maintained in the Company’s minute books. Any compensation or remuneration which Executive receives in consideration of her service on the board of directors of other companies shall be the sole and exclusive property of Executive, and LTC shall have no right or entitlement at any time to any such compensation or remuneration.

4.                                       Salary and Benefits.  During the term of this Agreement:

(a)                                  LTC shall pay to Executive a base salary at an annual rate of not less than

Four Hundred Thousand Dollars ($400,000) per annum (“Base Salary”), paid in approximately equal installments at intervals based on any reasonable Company policy. LTC agrees from time to time to consider increases in such base salary in the discretion of the Board of Directors. Any increase, once granted, shall automatically amend this Agreement to provide that thereafter Executive’s base salary shall not be less than the annual amount to which such base salary has been increased.

(b)                                 During the term hereof, Executive shall participate in all health, retirement, Company-paid insurance, sick leave, disability, expense reimbursement and other benefit programs which LTC makes available to any of its senior executives.

(c)                                  Health Insurance Benefits. LTC shall provide to  Executive and her spouse  LTC health insurance benefits, of a type and nature no less favorable to Executive than the health insurance benefits made available by LTC to Executive and to LTC’s other senior executives at the time of execution of this Agreement, for so long as Executive is employed hereunder. The benefits described in the preceding sentence shall be referred to herein as Executive’s “Health Insurance Benefits” and upon a Change in Control of the Company, a termination of Executive’s employment by LTC without “cause” or a resignation by Executive with “good reason”, these Health Insurance Benefits will continue for Executive’s lifetime.

(i)                                     In the event LTC ceases to offer health insurance coverage to its senior executives or LTC elects in its sole discretion to discontinue providing Executive with Executive’s Health Insurance Benefits, LTC shall have the option (a) at the Company’s expense, to purchase health insurance coverage no less favorable to Executive than Executive’s Health Insurance Benefits, or (b) terminate all further Health Insurance Benefits to Executive and in lieu thereof make a one time payment of Two Hundred Fifty Thousand Dollars ($250,000) to Executive (a “Health Insurance Buyout”).

(ii)                                  In order to effect a Health Insurance Buyout, LTC shall give no less than sixty (60) days’ prior written notice to Executive that LTC has elected to terminate Executive’s Health Insurance Benefits. Such notice shall not be effective nor shall it relieve LTC of its obligations under this Section 4(c) unless it is accompanied by payment in full of the aforesaid Two Hundred Fifty Thousand Dollars ($250,000).

(iii)                               Executive’s rights to the benefits set forth in this Section 4(c) and the subsections of this Section 4(c) shall survive any termination or expiration of this Agreement and the termination of Executive’s employment upon a Change in Control of the Company, a termination of Executive’s employment by LTC without “cause” or a resignation by Executive with “good reason”.

(d)                                 The Company has set an annual target bonus for Executive equal to one hundred percent (100%) of her Base Salary; provided, however, that the award of any such bonus is subject to the sole discretion of the Board of Directors. Executive also shall be eligible to participate in any LTC incentive stock, option or bonus plan offered by LTC to its senior executives, subject to the terms thereof and at the sole discretion of the Board of Directors.

(e)                                  At the date hereof:

(i)                                         Executive has previously been awarded twenty-seven thousand one hundred twenty (27,120) shares of the Company’s common stock (“Prior RSA’s”). Twenty-two thousand five hundred (22,500) of the Prior RSA’s were awarded under the LTC Properties, Inc. 2004 Restricted Stock Plan (“2004 RSP”) and four thousand six hundred twenty (4,620) of the Prior RSA’s were awarded under the LTC Properties, Inc., 1998 Equity Participation Plan (“1998 EPP”) and the applicable LTC Property, Inc. Restrictive Stock Agreements or 1998 EPP Award Agreements, as the case may be (together the “Award Agreements”). The Award Agreements are hereby modified and amended to provide that (A) no prior existing schedule for the lapsing of restriction on the shares awarded thereunder shall have any further force and effect, and (B) all restrictions imposed by the Company with respect to the Prior RSA’s shall lapse in the annual amount of 9,040 shares each March 1, 2008, 2009 and 2010, respectively.

(ii)                                      Simultaneously with the execution of this Agreement, the Company and Executive shall execute a 2007 Restricted Stock Agreement in the form of Exhibit A hereto pursuant to which the Company shall grant Executive a Restricted Stock Award of forty thousand (40,000) shares of restricted common stock of the Company under the 1998 EPP (the “2007 RSA”). Restrictions imposed by the Company on the 2007 RSA shares shall lapse in the amounts of 13,333 shares on March 1, 2008, 13,333 on March 1, 2009 and 13,334 on March 1, 2010.

(f)                                       Executive shall be entitled to reasonable vacation time, not less than four (4) weeks per year, provided that not more than two (2) weeks of such vacation time may be taken consecutively without prior notice to and non-objection by the Compensation Committee of the Board of Directors or, if there is no Compensation Committee, the Board of Directors.

5.                                        Certain Terms Defined.  For purposes of this Agreement:

(a)                              Executive shall be deemed to be “disabled” if a physical or mental condition shall occur and persist which, in the written opinion of a licensed physician selected by the Board of Directors in good faith, has rendered Executive unable to perform the duties set forth in Section 1 hereof for a period of sixty (60) days or more and, in the written opinion of such physician, the condition will continue for an indefinite period of time, rendering Executive unable to return to her duties.

(b)                                    A termination of Executive’s employment by LTC shall be deemed for “Cause” if, and only if, it is based upon (i) conviction of a felony; (ii) material disloyalty to the Company such as embezzlement, misappropriation of corporate assets or, except as permitted pursuant to Section 3 of this Agreement, breach of Executive’s agreement not to engage in business for another enterprise of the type engaged in by the Company; or (iii) the engaging in unethical or illegal behavior which is of a public nature, brings LTC into disrepute, and result in material damage to the Company. The Company shall have the right to suspend Executive with pay, for a reasonable period to investigate allegations of conduct which, if proven, would establish a right to terminate this Agreement for Cause, or to permit a felony charge to be tried. Immediately upon the conclusion of such temporary period, unless Cause to terminate this Agreement has been established, Executive shall be restored to all duties and responsibilities as if such suspension had never occurred.

(c)                              A resignation by Executive shall not be deemed to be voluntary and shall be deemed to be a resignation with “Good Reason” if it is based upon (i) a diminution in Executive’s title, duties, or salary; (ii) a material reduction in benefits; (iii) a direction by the Board of Directors that Executive report to any person or group other than the Board of Directors, or (iv) a geographic relocation of Executive’s place of work a distance for more than seventy-five (75) miles from LTC’s offices located at  31365 Oak Crest Drive, Suite 200, Westlake Village, California 91361.

(d)                                    “Affiliate” means with respect to any Person, a Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control, with the Person specified.

(e)                                     “Base Salary” means, as of any date of termination of employment, the highest base salary of Executive in the then current fiscal year or in any of the last four fiscal years immediately preceding such date of termination of employment.

(f)                                       “Beneficial Owner” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act.

(g)                                    A “Change in Control” occurs if:

(i)                                  Any Person or related group of Persons (other than Executive and her Related Persons, the Company or a Person that directly or indirectly controls, is controlled by, or is under common control with, the Company) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities;

(ii)                                  The stockholders of the Company approve a merger or consolidation of the Company with any other corporation (or other entity), other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 66-2/3% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires 30% or more of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control;

(iii)                               The Stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iv)                              A majority of the members of the Board of Directors of the Company cease to be Continuing Directors;

(h)                                    “Code” means the Internal Revenue Code of 1986, as amended.

(i)                                        “Continuing Directors” means, as of any date of determination, any member of the Board of Directors who (i) was a member of such Board of Directors on the date of the

Agreement or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

(j)                                        “Exchange Act” means the Exchange Act of 1934, as amended.

(k)                                     “Person” means any individual, corporation, partnership, limited liability company, trust, association or other entity.

(l)                                        “Related Person” means any immediate family member (spouse, partner, parent, sibling or child whether by birth or adoption) of the Executive and any trust, estate or foundation, the beneficiary of which is the Executive and/or an immediate family member of the Executive.

6.                                        Certain Benefits Upon Termination.  Executive’s employment shall be terminated upon the earlier of (i) the voluntary resignation of Executive with or without Good Reason; (ii) Executive’s death or permanent disability; or (iii) upon the termination of Executive’s employment by LTC for any reason at any time. In the event of such termination, the below provisions of this Section 6 shall apply, and in the event of a Change of Control, whether or not Executive’s employment is terminated thereby, Section 6(b) shall apply.

(a)                              If Executive’s employment by LTC terminates for any reason other than as a result of (i) a termination for Cause, or (ii) a voluntary resignation by Executive without a Good Reason, or (iii) a Change in Control of the Company, then LTC shall pay Executive a lump sum severance payment equal to four times her Base Salary, provided that if employment terminates by reason of Executive’s death or disability, then such salary shall be paid only to the extent the Company has available “key man” life, disability or similar insurance relating to the death or disability of Executive.

(b)                             Upon a Change in Control of the Company whether or not Executive’s employment is terminated thereby, in lieu of the severance payment described in Section 6(a) above, LTC shall pay Executive a one time severance payment in cash equal to Three Million Dollars ($3,000,000), and all stock options shall automatically become exercisable. All restrictions on stock awarded to Executive, other than the Prior RSA’s and the 2007 RSA shares pursuant to Section 4(e) hereof, shall automatically lapse concurrently upon a Change in Control, notwithstanding any prior existing schedule; provided, however, that no Change of Control or payment of the aforesaid severance payment shall (i) terminate or reduce Executive’s Health Care Benefits as set forth in Section 4(c) hereof which shall remain in full force and effect, and (ii) if Executive’s employment is not terminated in connection with such Change of Control, restrictions on the Prior RSA’s and the 2007 RSA shares awarded under Section 4(e) hereof shall remain in full force and effect and shall not lapse until Executive’s employment is terminated as provided in such Section 4(e).

(c)                                     COBRA. If Executive’s employment by LTC terminates for any reason, except for LTC’s termination of Executive’s employment for Cause or a voluntary resignation by Executive without a Good Reason, LTC shall offer to Executive the opportunity to participate in all Company-provided medical and dental plans to the extent Executive elects and remains eligible for coverage under COBRA and for a maximum period of eighteen (18) months at

Company expense to the extent the benefits thereunder are not duplicative of the Executive’s Health Insurance Benefits; provided, however, in the event Executive’s employment by LTC terminated upon a Change in Control of the Company, then Executive shall not be given the opportunity to participate in any of such medical and dental plans, except to the extent required by law and except as required in accordance with Executive’s Health Insurance Benefits. The provisions of this Section 6(c) are intended to specify Executive’s rights under COBRA and are not intended to limit or reduce Executive’s Health Insurance Benefits.

(d)                                    In the event that Executive’s employment terminates by reason of her death, all benefits provided in this Section 6 shall be paid to her estate or as her executor shall direct, but payment may be deferred until Executive’s executor or personal representative has been appointed and qualified pursuant to the laws in effect in Executive’s jurisdiction of residence at the time of her death.

(e)                                     LTC shall make all payments pursuant to the foregoing subsections (a) through (d) concurrently with the date of termination of Executive’s employment or consummation of a Change in Control of the Company, as applicable.

(f)                                       LTC shall have no liability under this Section 6 if Executive’s employment pursuant to this Agreement is terminated by LTC for Cause or by Executive without a Good Reason; provided, however, that if Executive’s employment pursuant to this Agreement is terminated by LTC for Cause or by Executive without a Good Reason at any time after a Change of Control which did not result in Executive’s employment being terminated, such post-Change of Control termination by LTC for Cause or by Executive without a Good Reason shall not affect in any way Executive’s entitlement to Executive’s Health Insurance Benefits or the Health Insurance Buyout right under Section 4(c)under above, the one time severance payment described in Section 6(b) above or any other rights, benefits or entitlements to which Executive may be entitled as a result of such Change of Control.

(g)                                    Gross-Up.

(i)                                  If it shall be determined that any payment, distribution or benefit received or to be received by Executive from the Company (whether payable pursuant to the terms of this Agreement or any other plan, arrangements or agreement with the Company or a Affiliate (as defined above) (“Payments”)) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive shall be entitled to receive an additional payment (the “Excise Tax Gross-Up Payment”) in an amount such that the net amount retained by Executive, after the calculation and deduction of any Excise Tax on the Payments and any federal, state and local income taxes and excise tax on the Excise Tax Gross-Up Payment provided for in this Section 6(g), shall be equal to the Payments. In determining this amount, the amount of the Excise Tax Gross-Up Payment attributable to federal income taxes shall be reduced by the maximum reduction in federal income taxes that could be obtained by the deduction of the portion of the Excise Tax Gross-Up Payment attributable to state and local income taxes. Finally, the Excise Tax Gross-Up Payment shall be reduced by income or excise tax withholding payment made by the Company or any affiliate of either to any federal, state or local taxing authority with respect to the Excise Tax Gross-Up Payment that was not deducted from compensation payable to Executive.

(ii)                               All determinations required to be made under this Section 6(g), including whether and when an Excise Tax Gross-Up Payment is required and the amount of such Excise Tax Gross-Up Payment and the assumptions to be utilized in arriving at such determination, except as specified in Section 6(g)(i) above, shall be made by the Company’s independent auditors (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive. Such determination of tax liability made by the Accounting Firm shall be subject to review by Executive’s tax advisor and, if Executive’s tax advisor does not agree with such determination reached by the Accounting Firm, then the Accounting Firm and Executive’s tax advisor shall jointly designate a nationally recognized public accounting firm, which shall make such determination. All reasonable fees and expenses of the accountants and tax advisors retained by either Executive or the Company shall be borne by the Company. Any Excise Tax Gross-Up Payment, as determined pursuant to this Section 6(g), shall be paid by the Company to Executive within five days after the receipt of such determination. Any determination by a jointly designated public accounting firm shall be binding upon the Company and Executive.

(iii)                            As a result of the uncertainty in the application of Subsection 4999 of the Code at the time of the initial determination thereunder, it is possible that Excise Tax Gross-Up Payments will not have been made by the Company that should have been made consistent with the calculations required to be made hereunder (“Underpayment”). In the event that Executive thereafter is required to make a payment of any Excise Tax, any such Underpayment calculated in accordance with and in the same manner as the Excise Tax Gross-Up Payment in Section 6(g)(i) above shall be promptly paid by the Company to or for the benefit of Executive. In the event that the Excise Tax Gross-Up Payment exceeds the amount subsequently determined to be due, such excess shall constitute a loan from the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

7.                                        [Intentionally omitted]

8.                                        Indemnification.  LTC shall indemnify Executive and hold her harmless from and against all claims, losses, damages, expense or liabilities (including expenses of defense and settlement) based upon or in any way arising from or connected with his employment by LTC, to the maximum extent permitted by law. To the fullest extent permitted by law, LTC shall advance to Executive all expenses necessary in connection with the defense of any action or claim which is brought if indemnification cannot be determined to be available prior to the conclusion of such action or the investigation of such claim. LTC shall investigate in good faith the availability and cost of directors’ and officers’ insurance and shall include Executive as an insured in any directors’ and officers’ insurance policy it maintains. The provisions of this Section 8 shall survive any termination or expiration of this Agreement.

9.                                        Attorney Fees.  In the event that any action or proceeding is brought to enforce the terms and provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorney fees.

10.                                  Notices.  All notices and other communications provided to either party hereto under this Agreement shall be in writing and delivered by certified or registered mail to such party at its/her address set forth below its/her signature hereto, or at such other address as may be designated with postage prepaid, shall be deemed given when received.

11.                                  Construction.  In constructing this Agreement, if any portion of this Agreement shall be found to be invalid or unenforceable, the remaining terms and provisions of this Agreement shall be given effect to the maximum extent permitted without considering the void, invalid or unenforceable provisions. In construing this Agreement, the singular shall include the plural, the masculine shall include the feminine and neuter genders as appropriate, and no meaning in effect shall be given to the captions of the sections in this Agreement, which is inserted for convenience of reference only. Without limitation to the foregoing, nothing in this Agreement is intended to violate the Sarbanes-Oxley Act of 2002, and to the extent that any provision of this Agreement would constitute such a violation, such provision shall be modified to the extent required by such Act, or, to the extent that such provision cannot be so modified and is found to be invalid or unenforceable, the remaining terms and provisions shall be given effect to the maximum extent permitted without considering the void, invalid or unenforceable provision.

Notwithstanding any other provision of the Agreement, to the extent that (i) any amount paid pursuant to the Agreement is treated as nonqualified deferred compensation pursuant to Section 409A of the Internal Revenue Code of 1986 (the “Code”) and (ii) the Executive is a “specified employee” pursuant to Section 409A(2)(B) of the Code, then such payments shall be made on the date which is six (6) months after the date of the Executive’s separation from service. In connection with the payment of any obligation that is delayed pursuant to this Rider, the Company shall establish an irrevocable trust to hold funds to be used for payment of such obligations. Upon the date that such amount would otherwise be payable, the Company shall deposit into such irrevocable trust an amount equal to the obligation. However, notwithstanding the establishment of the irrevocable trust, the Company’s obligations under the Agreement upon the Executive’s termination of employment shall constitute a general, unsecured obligation of the Company and any amount payable to the Executive shall be paid solely out of the Company’s general assets, and the Executive shall have no right to any specific assets of the Company. The funds, if any, contained or contributed to the irrevocable trust shall remain available for the claims of the Company’s general creditors.

12.                                  Headings. The section headings hereof have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

13.                                  Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the internal laws of the State of California as at the time in effect.

14.                                  Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements (including the Prior Employment Agreement) and undertakings, both written and oral, among Executive and the Company, with respect to the subject matter hereof.

IN WITNESS WHEREOF, this Agreement shall be effective as of the date specified in the first paragraph of this Agreement.

Signed December 4, 2007

LTC PROPERTIES, INC., a Maryland corporation

Signed December 4, 2007		/s/ Andre Dimitriadis

Andre C. Dimitriadis, Executive Chairman

Signed December 4, 2007	By:	/s/ Timothy Triche

Compensation Committee Representative

Signed December 4, 2007		Executive:

/s/ Wendy Simpson

Wendy Simpson

EXHIBIT A

LTC PROPERTIES, INC.
FIRST AMENDMENT TO THE 2007 RESTRICTED STOCK AGREEMENT

LTC PROPERTIES, INC., a Maryland corporation (the “Corporation”), and WENDY SIMPSON, an employee of the Corporation (the “Grantee”), for good and valuable consideration the receipt and adequacy of which are hereby acknowledged and intending to be legally bound hereby, agree as follows:

1.                                       Restricted Stock Award. This Agreement is the First Amendment to the 2007 Restricted Stock Agreement referred to in the First Amendment to the Amended and Restated Employment Agreement, dated as of February 21, 2007, between the Corporation and Grantee (“2007 Employment Agreement”). The Corporation hereby confirms the award to the Grantee, effective March 1, 2007 (the “Date of Award”), of forty thousand (40,000) shares of the Corporation’s Common Stock, $.01 par value (the “2007 Restricted Stock”), under and subject to the terms and conditions of the Corporation’s 1998 Equity Participation Plan (the “Plan”) and this Agreement. The Plan is incorporated by reference and made a part of this Agreement as though set forth in full herein. Terms which are capitalized but not defined in this Agreement have the same meaning as in the Plan unless the context otherwise requires. As of the Date of Award, the Grantee will be a stockholder of the Corporation with respect to the 2007 Restricted Stock and will have all the rights of a stockholder with respect to the 2007 Restricted Stock, including the right to vote the 2007 Restricted Stock and to receive all dividends and other distributions paid with respect thereto, subject to the restrictions of the Plan and this Agreement.

2.                                       Acceptance of Restricted Stock Award. The Grantee accepts the 2007 Restricted Stock Award confirmed by this Agreement, acknowledges having received a copy of the Plan and agrees to be bound by the terms and provisions of the Plan, as the Plan may be amended from time to time; provided, however, that no alteration, amendment, revocation or termination of the Plan shall, without the written consent of the Grantee, adversely affect the rights of the Grantee with respect to the 2007 Restricted Stock.

3.                                       Restrictions

A.            Grantee shall not sell, exchange, assign, alienate, pledge, hypothecate, encumber, charge, give, transfer or otherwise dispose of, either voluntarily or by operation of law, any shares of the 2007 Restricted Stock, or any rights or interests appertaining to the 2007 Restricted Stock, prior to the lapse of the restrictions set forth herein as provided in Section 3(D) below with respect to such shares.

B.            As of the Date of Award, certificates representing the shares of the 2007 Restricted Stock will be issued in the name of the Grantee and held by the Corporation in escrow until the lapse of restrictions set forth herein as provided in Section 3(D) below with respect to such shares.

C.            The Grantee understands the provisions of Article 7.2 of the Plan to the effect that the obligation of the Corporation to issue shares of Common Stock under the Plan is subject to (i) the effectiveness of a registration statement under the Securities Act of 1933, as amended, if deemed necessary or appropriate by counsel for the Corporation, (ii) the condition that the shares shall have been listed (or authorized for listing upon official notice of issuance) upon each stock exchange, if any, on which the Common Stock may then be listed, and (iii) any other applicable laws, regulations, rules and orders which may then be in effect.

The certificate or certificates representing the shares to be issued or delivered hereunder may bear any legends required by any applicable securities laws and may reflect any transfer or other restrictions imposed by the Plan, and the Corporation may at some time issue to the stock transfer agent appropriate stop-transfer instructions with respect to such shares. In addition, also as a condition precedent to the issuance or delivery of shares, the Grantee may be required to make certain other representations and warranties and to provide certain other information to enable the Corporation to comply with the laws, rules, regulations and orders specified under the first sentence of this Section 3(C) and to execute a joinder to any shareholders’ agreement of the Corporation, in the form provided by the Corporation, pursuant to which the transfer of shares received under the Plan may be restricted.

D.            The restrictions applicable to the 2007 Restricted Stock granted hereunder shall lapse and expire as to 13,333 shares on March 1, 2008, as to 13,333 shares on March 1, 2009 and as to 13,334 shares on March 1, 2010.

4.                                       Withholding of Taxes. The Grantee will be advised by the Corporation as to the amount of any Federal income or employment taxes required to be withheld by the Corporation on the compensation income resulting from the award of or lapse of restrictions on the 2007 Restricted Stock. The timing of the withholding will depend on whether the Grantee makes an election under Section 83(b) of the Code. State, local or foreign income or employment taxes may also be required to be withheld by the Corporation on any compensation income resulting from the award of the 2007 Restricted Stock. The Grantee will pay any taxes required to be withheld directly to the Corporation upon request.

If the Grantee does not pay any taxes required to be withheld directly to the Corporation within ten days after any request as provided above, the Corporation may withhold such taxes from any other compensation to which the Grantee is entitled from the Corporation. The Grantee will hold the Corporation harmless in acting to satisfy the withholding obligation in this manner if it becomes necessary to do so.

5.                                       Interpretation of Plan and Agreement. This Agreement is the agreement referred to in Article 3.1 of the Plan. If there is any conflict between the Plan and this Agreement, the provisions of the Plan will control. Any dispute or disagreement which arises under or in any way relates to the interpretation or construction of the Plan or this Agreement will be resolved by the Administrator and the decision of the Administrator will be final, binding and conclusive for all purposes.

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6.                                       Effect of Agreement on Rights of Corporation and Grantee. This Agreement does not confer any right on the Grantee to continue in the employ of the Corporation or interfere in any way with the rights of the Corporation to terminate the employment of the Grantee.

7.                                       Binding Effect. This Agreement will be binding upon the successors and assigns of the Corporation and upon the legal representatives, heirs and legatees of the Grantee.

8.                                       Entire Agreement. This Agreement constitutes the entire agreement between the Corporation and the Grantee and supersedes all prior agreements and understandings, oral or written, between the Corporation and the Grantee with respect to the subject matter of this Agreement.

9.                                       Amendment. This Agreement may be amended only by a written instrument signed by the Corporation and the Grantee.

10.                                 Section Headings. The Section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of any of the provisions of this Agreement.

11.                                 Governing Law and Jurisdiction. This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of California.

IN WITNESS WHEREOF, the Corporation and the Grantee have executed this Agreement as of the Date of Award.

LTC PROPERTIES, INC.

By:
Name:
Title: Chairman, Compensation Committee

GRANTEE:

Wendy Simpson

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